EXHIBIT 99.1
Video Display Sees Double-Digit Earnings Growth for Current Fiscal Year
Atlanta — July 14, 2008 — Video Display Corporation (NASDAQ:VIDE) today released results for the first quarter ended May 31, 2008, as well as earnings guidance for its current fiscal year ending February 28, 2009.
First quarter net earnings were $580,000 or $0.06 per share, in line with Company expectations, compared to $853,000 or $0.09 per share for the first fiscal quarter of 2008. The primary basis for the reduction was attributed to lower profits from operation of the Clinton Displays’ monochrome CRT division and the VDC CRT facility in Tucker, GA.
In announcing guidance, the Company forecast expectations for the entire year of fiscal 2009 to include fully taxed earnings in the range of $2.8 million to $3.2 million or approximately $0.30 to $0.34 per share on an average of 9.5 million shares outstanding.
“Results for the first quarter were within Company targets and the goal of increasing net earnings and earnings per share in the range of 15% over fiscal 2008 appears to be achievable based upon current expectations for 2009 revenues,” stated CEO, Ron Ordway. He further commented, “Video Display Corporation continues to expand its R&D efforts to generate internal growth through enhancement of its existing product base and development of new product offerings in order to ensure that its growth continues, not only in 2009, but for years thereafter.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

	Three Months Ended
	May 31,
	2008	2007

Net sales	$19,505	$21,465

Cost of goods sold	12,313	13,925

Gross profit	7,192	7,540

Operating expenses
Selling and delivery	1,941	1,922
General and administrative	4,180	3,885
	6,121	5,807

Operating profit	1,071	1,733

Other income (expense)
Interest expense	(286)	(471)
Other, net	112	65

	(174)	(406)

Income before income taxes	897	1,327

Income tax expense	317	474

Net income	$580	$853

Basic earnings per share of common stock	$.06	$.09

Diluted earnings per share of common stock	$.06	$.09

Basic weighted average shares outstanding	9,446	9,655

Diluted weighted average shares outstanding	9,554	9,716